UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 90549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ADMA BIOLOGICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed in ADMA Biologics, Inc.’s (the “Company”) Definitive Proxy Statement on Schedule 14A for the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”), following the Annual Meeting and assuming the re-election of Mr. Bryant Fong at the Annual Meeting, one Class I director vacancy will exist on the Company’s Board of Directors (the “Board”).

The Board intends to fill this Class I director vacancy with a suitable candidate that meets the gender diversity criteria set forth under the Nasdaq Board Diversity rules.

The Board is actively engaged in a process to find a suitable candidate that will represent the interests of the Company’s shareholders and will possess the appropriate experience necessary to make important contributions to the Company’s Board, including diversity of skill, experience, and opinion, as well as diversity of personal characteristics such as gender, race, ethnicity and age.  The Company will endeavor to fill this Class I director vacancy on or before December 31, 2023.

Additionally, the Company has retained Georgeson LLC (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. Georgeson may solicit proxies on the Board’s behalf. The Company will pay Georgeson a base shareholder meeting service fee of $25,000, plus certain applicable supplemental fees and costs and expenses. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.